Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of GoodRx Holdings, Inc. of our report dated April 27, 2020, except for Note 17 and the effects of disclosing earnings per share information discussed in Note 16 to the consolidated financial statements, as to which the date is July 2, 2020, relating to the financial statements of GoodRx Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

September 21, 2020